QuickLinks -- Click here to rapidly navigate through this document

Exhibit 4.5

Execution Copy

SECURITY AGREEMENT

dated as of July 15, 2002

By

NEW CF&I, INC.

as Grantor

and

U.S. BANK NATIONAL ASSOCIATION

as Trustee

New CF&I Securitiy Agreement

Table of Contents

Description		Page No(s)
RECITALS:
ARTICLE I DEFINITIONS
1.1	Defined Terms	1
1.2	Interpretation	6
ARTICLE II GRANT OF SECURITY INTERESTS
2.1	Security Grant	7
ARTICLE III OBLIGATIONS
3.1	Obligations	8
ARTICLE IV REPRESENTATIONS AND WARRANTIES
4.1	Validity, Perfection and Priority	8
4.2	No Liens	9
4.3	Chief Executive Office	9
4.4	Jurisdiction of Organization	9
4.5	[INTENTIONALLY OMITTED]	9
4.6	Organization; Qualification	9
4.7	Corporate Power, Binding Obligation	9
4.8	No Violation	9
4.9	No Litigation	10
4.10	Prior Name	10
4.11	Other Security Agreement	10
4.12	No Consents	10
4.13	Farm Products	10
4.14	All Information Accurate	10
4.15	Representations Regarding Contracts Constituting Collateral	10
4.16	Copyrights, Patents and Trademarks	11
ARTICLE V COVENANTS
5.1	Further Assurances	11
5.2	Change of Name, Identity, Corporate Structure or Location	12
5.3	Change of Jurisdiction of Organization	12
5.4	Maintain Records	12
5.5	Payment of Obligations	12
5.6	Negative Pledge	13
5.7	Compliance with Laws	13
5.8	No Impairment; Defense of Collateral	13
5.9	No Transfer of Collateral	13
5.10	Delivery of Instruments and Chattel Paper	13
5.11	Inspections	13
5.12	Insurance	13
5.13	Notices	14
5.14	Fair Labor Standards Act	14
5.15	Covenants Regarding Contracts Constituting Collateral	14

i

ARTICLE VI OBLIGATIONS OF GRANTOR RELATING TO INTELLECTUAL PROPERTY
6.1	Intellectual Property	15
ARTICLE VII POWER OF ATTORNEY
7.1	Power of Attorney	17
7.2	Irrevocable Grant	18
ARTICLE VIII REMEDIES; RIGHTS UPON DEFAULT
8.1	Rights and Remedies Generally	19
8.2	Notice to Obligors and Contract Parties	19
8.3	Proceeds to be Turned Over to Trustee	19
8.4	Obtaining Possession of the Collateral	19
8.5	Disposition of Collateral	20
8.6	Additional Non-UCC Remedies	20
8.7	Certain Sales of Collateral	21
8.8	Certain Remedies in Respect of Intellectual Property	21
8.9	Specific Performance	21
8.10	Recourse	21
8.11	Application of Proceeds	21
8.12	Expenses; Attorneys Fees	21
8.13	Limitation on Duties Regarding Preservation of Collateral	22
ARTICLE IX MISCELLANEOUS
9.1	Indemnity	23
9.2	Governing Law	23
9.3	Consent to Jurisdiction and Service Process	23
9.4	Notices	24
9.5	Grantor Remains Liable	24
9.6	Appointment as Trustee	24
9.7	Trustee May Perform	24
9.8	Authority of Trustee	25
9.9	Successors and Assigns	25
9.10	Amendments in Writing: No Waiver; Cumulative Remedies	25
9.11	Termination	26
9.12	Release of Collateral	26
9.13	Headings Descriptive	26
9.14	Severability	26
9.15	Other Security	26
9.16	Execution in Counterparts	26
9.17	Obligations Absolute	26
9.18	Limitation on Interest Payable	27
9.19	Indenture Controls	27
9.20	Trust Indenture Act Controls	27
9.21	Notice under ORS 746.201	27
9.22	Intercreditor Agreement. The rights and obligations of the parties hereto are subject to the Intercreditor Agreement.	28

ii

Schedule 2.1(f)	Excluded Equipment
Schedule 4.1	Necessary Filings
Schedule 4.3	Chief Executive Office, Locations of Books and Records and Trade Names
Schedule 4.16(a)	Copyrights and Copyright Licenses
Schedule 4.16(b)	Patents and Patent Licenses
Schedule 4.16(c)	Trademarks and Trademark Licenses
Exhibit A	Form of Security Supplement

iii

SECURITY AGREEMENT

        THIS SECURITY AGREEMENT, dated as of July 15, 2002 (as the same may from time to time be amended, restated, supplemented or otherwise modified, this "Security Agreement"), is made by New CF&I, Inc., a Delaware corporation, having an office at 1000 S.W. Broadway, Suite 2200, Portland, Oregon 97205 ("Grantor," which term includes its successors pursuant to the Indenture referred to below), in favor of U.S. Bank National Association, as trustee for its own benefit and the ratable benefit of the Holders (as hereinafter defined) (in such capacity and together with any successors in such capacity, "Trustee.")

RECITALS:

        WHEREAS, Grantor and Trustee are, contemporaneously with the execution and delivery of this Security Agreement, entering into an indenture dated as of July 15, 2002 among Oregon Steel Mills, Inc., a Delaware corporation ("OSM"), Grantor, CF&I Steel, L.P., a Delaware limited partnership ("CF&I") and Trustee (as the same may from time to time be amended, restated, supplemented or otherwise modified, the "Indenture") pursuant to which OSM is issuing its 10% First Mortgage Notes due 2009 (the "Securities") in the aggregate principal amount of $305,000,000;

        WHEREAS, Grantor is the owner of the Collateral (as hereinafter defined);

        WHEREAS, it is a condition precedent to the purchase of the Securities that Grantor shall have executed and delivered this Security Agreement to Trustee for the ratable benefit of the registered holders from time to time of the Securities (the "Holders"); and

        WHEREAS, this Security Agreement is given by Grantor in favor of Trustee for its benefit and the ratable benefit of the Holders to secure the payment and performance of the Obligations (as hereinafter defined).

        NOW, THEREFORE, in consideration of the foregoing premises and in order to induce Trustee to enter into the Indenture and to induce the Holders to purchase the Securities and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantor and Trustee hereby agree for the ratable benefit of the Holders as follows:

ARTICLE I

DEFINITIONS

        1.1    Defined Terms.    All section references herein to the UCC (as hereinafter defined) shall include all successor sections under any subsequent version or amendment to any Article of the UCC. Capitalized terms used herein but not otherwise defined shall have the meanings assigned to such terms in the Indenture.

        "Accession" shall mean "accession" as such term is defined in Article 9 of the UCC.

        "Account Debtor" shall mean "account debtor" as such term is defined in Article 9 of the UCC

        "Account" shall mean "account" as such term is defined in Article 9 of the UCC.

        "Business Day" shall mean any day, other than a Saturday, a Sunday, or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed.

        "Cash Proceeds" shall have the meaning ascribed thereto in Section 8.3.

        "Chattel Paper" shall mean "chattel paper" as defined in Article 9 of the UCC, including, without limitation, "electronic chattel paper" and "tangible chattel paper," as each term is defined in Article 9 of the UCC.

        "CF&I" shall have the meaning ascribed thereto in the recitals hereof.

        "Collateral" shall have the meaning ascribed thereto in Article II.

        "Collateral Records" shall mean books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon.

        "Collateral Support" shall mean all property (real or personal) assigned, hypothecated or otherwise securing any Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property.

        "Contracts" shall mean any and all contracts and agreements, as such may be amended, restated, supplemented, or otherwise modified from time to time, including without limitation, (a) all rights to receive moneys due and to become due to Grantor thereunder or in connection therewith, (b) all rights to damages arising out of or for breach or default in respect thereof and (c) all rights to perform and exercise all remedies thereunder.

        "Copyrights" shall mean (a) all copyrights in all works, whether published or unpublished, registered or unregistered relating to production, property, plant and equipment, the operation thereof or the manufacturing processes, including, without limitation, the copyrights in the works listed on Schedule 4.16(a) (as such schedule may be amended or supplemented from time to time), all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, registrations, recordings and applications in the United States Copyright Office or in any other country, (b) all renewals thereof; and (c) the right to sue for past, present and future infringements of any of the foregoing, and all proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages and proceeds of suit.

        "Copyright License" shall mean any and all agreements, written or oral, providing for the grant by or to Grantor of any right to reproduce, copy, publish or otherwise use any Copyright relating to production, property, plant and equipment, the operation thereof or the manufacturing processes, including without limitation, any of the agreements referred to on Schedule 4.16(a) (as such schedule may be amended or supplemented from time to time).

        "Default Rate" shall have the meaning ascribed to it in Section 5.12.

        "Documents" shall mean "documents" as such term is defined in Article 9 of the UCC.

        "Equipment" shall mean all "equipment" as defined in Article 9 of the UCC, including, without limitation, all machinery, apparatus, equipment, office machinery, furniture, electric arc furnaces, heat treating machinery, rolling mills, pipe mills, rod mills, bar mills, rail mills, pipe coating machinery, furnaces, conveyors, tools, manufacturing equipment, Fixtures and all other equipment of any kind or nature, wherever located, and all modifications, alterations, repairs, substitutions, additions and Accessions thereto and all replacements and all parts therefor, other than Motor Vehicles and Mobile Equipment.

        "Excluded Collateral" shall mean (i) the approximately 67 acres of real property in Camrose, Alberta, on which the Camrose Pipe Mill is located, together with all buildings, improvements and fixtures thereon, and all related leases, rents and other rights, (ii) the real property in Pueblo County, Colorado and Fremont County, Colorado commonly known as the Pueblo Outside the Fence Property, and any contracts of sale or lease for any of the Pueblo Outside the Fence Property, (iii) Motor Vehicles and Mobile Equipment, (iv) the two trailers located on the Pueblo Inside the Fence Property, (v) the condominiums located at 170 S. Del Monte Place, Pueblo, CO 81007-3644 and 769 Cottage Drive, Napa, CA 94558-1247, (vi) the Excluded Assets, (vii) the Excluded Securities,

(viii) Intercompany Indebtedness and (ix) any Proceeds or products of any of the foregoing, except to the extent that such Proceeds or products are invested in real property or improvements thereon, machinery and Equipment or other property and assets of the types described in (and not excluded from) Sections 2.1(a) through (k).

        "Fixtures" shall mean all "fixtures" as defined in Article 9 of the UCC.

        "General Intangibles" shall mean all "general intangibles" as defined in Article 9 of the UCC, including, without limitation, all goodwill, trademarks, trade names, service marks, patents, copyrights, industrial designs, other industrial or intellectual property or rights therein, whether under license or otherwise, payment intangibles (as defined in Article 9 of the UCC), programs, software, software codes, computer systems, customer lists, programming material, books, catalogs and other printed materials, publications, indexes, lists, data and other documents and papers relating thereto, blueprints, designs, charts, and research and development, whether on paper, recorded electronically or otherwise, and all interest rate or currency protection or hedging arrangements, all tax refunds, all licenses, permits, concessions and authorizations and all Intellectual Property (in each case, regardless of whether characterized as general intangibles under Article 9 of the UCC).

        "Governmental Authority" shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

        "Grantor" shall have the meaning ascribed thereto in the preamble hereof.

        "Indemnitees" shall have the meaning ascribed thereto in Section 9.1

        "Indenture" shall have the meaning ascribed thereto in the recitals hereof.

        "Insurance" shall mean (regardless of whether Trustee is the loss payee thereof): (i) all insurance polices covering any or all property and assets of the types described in (and not excluded from) Sections 2.1(a) through (k), and (ii) any key man life insurance policies.

        "Instruments" shall mean "instruments" as such term is defined in Article 9 of the UCC.

        "Intellectual Property" shall mean, collectively, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks, the Trademark Licenses, the Trade Secrets and the Trade Secret Licenses of Grantor, including without limitation, any Intellectual Property listed on the schedules hereto.

        "Inventory" shall have the meaning ascribed thereto in the definition of "Revolver Collateral."

        "Licenses" shall mean Copyright Licenses, Patent Licenses, Trademark Licenses and Trade Secret Licenses, collectively.

        "Lien" means any mortgage, charge, pledge, lien (statutory or other), security interest, hypothecation, assignment for security, claim, preference, priority or other encumbrance of any kind, regardless of whether filed, recorded or otherwise perfected under applicable laws, including any conditional sale, capital lease or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

        "Material Adverse Effect" shall mean a material adverse effect on any of (a) the business, operations, property, condition (financial or otherwise) or prospects of OSM and the Guarantors taken as a whole; (b) the validity or enforceability of (i) this Security Agreement, any other Security Document, the Notes, the Indenture, the Registration Rights Agreement, the Intercreditor Agreement

or the Guarantees (ii) the rights or remedies of Trustee (or any other trustee) or the Holders hereunder or thereunder, or (c) the value of the Collateral taken as a whole.

        "Mobile Equipment" shall mean mobile cranes, loaders, forklifts, trailers, backhoes, towmotors, graders and all other categories of equipment as listed on Schedule 2.1(f).

        "Motor Vehicles" shall mean all cars, trucks, trailers, construction and earth moving equipment and other vehicles and Mobile Equipment covered by a certificate of title law of any state and all tires, Accessions, additions and other appurtenances to, substitutions for and replacements of any of the foregoing; provided that any such substitutions or replacements constitute Motor Vehicles as defined in this sentence.

        "Obligations" shall have the meaning ascribed to it in Section 3.1.

        "OSM" shall have the meaning ascribed thereto in the recitals hereof.

        "Patents" shall mean (a) all letters patent of the United States or any other country and all reissues, continuations, continuations-in-part, divisions and extensions, renewals and reexaminations thereof relating to production, property, plant and equipment, the operation thereof or the manufacturing processes, including, without limitation, any thereof referred to on Schedule 4.16(b) (as such schedule may be amended or supplemented from time to time), (b) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, including, without limitation, any thereof referred to on Schedule 4.16(b) (as such schedule may be amended or supplemented from time to time), and (c) all Proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages and proceeds of suit and the right to sue for past, present and future infringements of any of the foregoing.

        "Patent License" shall mean any and all agreements, whether written or oral providing for the grant by or to Grantor of any right to manufacture, use or sell any invention covered by a Patent relating to production, property, plant and equipment, the operation thereof or the manufacturing processes, including, without limitation, any thereof referred to on Schedule 4.16(b) (as such schedule may be amended or supplemented from time to time).

        "Person" shall mean and include natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

        "Proceeds" shall mean: (i) all "proceeds" as defined in Article 9 of the UCC, and (ii) whatever is receivable or received when Collateral or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.

        "Receivables" shall have the meaning ascribed thereto in the definition of "Revolver Collateral."

        "Record" shall have the meaning specified in Article 9 of the UCC.

        "Related Contracts" shall have the meaning ascribed thereto in the definition of "Revolver Collateral."

        "Revolver Collateral" shall mean all rights, title and interest to and under the following property, whether now owned by or owing to, or hereafter acquired by or arising in favor of OSM, CF&I, Grantor or CWR (each, for purposes of this definition, a "grantor") (including under any trade names, styles or derivations thereof), and whether owned or consigned by or to, or leased from or to, such grantor, and regardless of where located:

            (i)  all inventory (as defined in the Article 9 of the UCC) of such grantor, wherever located, including all such inventory sold by such grantor which is returned to or repossessed by such grantor, and all Accessions thereto and Documents therefor (any and all such inventory, Accessions and Documents being the "Inventory");

          (ii)  all (A) Accounts of such grantor arising from the sale of Inventory or services rendered by such grantor, (B) Chattel Paper and Instruments evidencing any right to payment for Inventory sold or services rendered by such grantor, and (C) rights of such grantor now or hereafter existing in and to all security agreements and guaranties entered into by or on behalf of the Account Debtors and securing or guaranteeing any such Accounts, Chattel Paper and Instruments (any and all such Accounts, Chattel Paper and Instruments being the "Receivables", and any and all such security agreements and guaranties being the "Related Contracts");

          (iii)  all books, records, writings, databases and other information (A) evidencing, embodying or listing any Inventory, Receivables or Related Contracts or (B) used in connection with the sale of Inventory or the collection of amounts due under Receivables and Related Contracts;

          (iv)  all General Intangibles, such as, without limitation, all goodwill, trademarks, trade names, service marks, patents, copyrights, industrial designs, other industrial or intellectual property or rights therein, whether under license or otherwise, payment intangibles, programs, software, software codes, computer systems, customer lists, programming material, books, catalogs and other printed materials, publications, indexes, lists, data and other documents and papers relating thereto, blueprints, designs, charts, and research and development, whether on paper, recorded electronically or otherwise (but excluding any Intellectual Property or other General Intangibles relating to production, property, plant and equipment, the operation thereof or the production and manufacturing processes);

          (v)  all investment property (as defined in Article 9 of the UCC), including, without limitation, all stock or other equity interests (whether constituting investment property or not) in material subsidiaries (other than Camrose, Camrose Pipe, Canadian National Steel, Oregon Feralloy and LSI Plate), all securities, whether certificated or uncertificated, security entitlements, securities accounts, bank accounts, deposit accounts, cash collateral accounts, commodity contracts and commodity accounts, excluding the Note Collateral Account (as defined in the Indenture);

          (vi)  all Supporting Obligations relating to the property described in clauses (i) through (v) above, including without limitation, letters of credit and guaranties issued in support of Accounts, and all Instruments evidencing Intercompany Indebtedness;

        (vii)  all other personal property related to any of foregoing Revolver Collateral (except to the extent that such personal property constitutes real property or improvements thereon, machinery and Equipment or other property and assets of the types described in (and not excluded from) Sections 2.1(a) through (l)); and

        (viii)  all products, offspring, rents, issues, profits, returns, income and Proceeds of and from any and all of the foregoing Revolver Collateral (including Proceeds which constitute property of the types described in (and not excluded from) clauses (i) through (vii) of this definition), Proceeds deposited from time to time in any lock box or blocked account, and, to the extent not otherwise included, all payments under insurance with respect to any of the foregoing Revolver Collateral (collectively, the "Revolver Collateral Proceeds") (except to the extent that such Revolver Collateral Proceeds are invested in real property or improvements thereon, machinery and Equipment constituting personal property or other property and assets of the types described in (and not excluded from) Sections 2.1(a) through (k)), or any indemnity, warranty or guarantee, payable by reason of loss or damage to, or otherwise with respect to, any of the foregoing Revolver Collateral.

        "Securities" shall have the meaning ascribed thereto in the recitals hereof.

        "Security Agreement" shall have the meaning ascribed thereto in the preamble.

        "Supporting Obligations" shall mean all "supporting obligations" as defined in Article 9 of the UCC.

        "TIA" shall mean the Trust Indenture Act of 1939 (15 U.S. Code §§ 77aaa-77bbbb) as in effect on the date of this Security Agreement.

        "Trademarks" shall mean (a) all registered and unregistered trademarks, trade names, corporate names, business names, fictitious business names, internet domain names, trade styles, service marks, logos, slogans, certification marks, collective marks and other source or business identifiers, designs and general intangibles of a like nature and the goodwill associated therewith, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise relating to production, property, plant and equipment, the operation thereof or the manufacturing processes, including, without limitation, any thereof referred to on Schedule 4.16(c) (as such schedule may be amended or supplemented from time to time), (b) all renewals or extensions thereof, and (c) the right to sue for past, present and future infringement or dilution of any of the foregoing or for any injury to goodwill, and all proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages and proceeds of suit.

        "Trademark License" shall mean any and all agreements, written or oral, providing for the grant by or to Grantor of any right to use any Trademark relating to production, property, plant and equipment, the operation thereof or the manufacturing processes, including, without limitation, any thereof referred to on Schedule 4.16(c) (as such schedule may be amended or supplemented from time to time).

        "Trade Secret" shall mean (a) all trade secrets and all other confidential or proprietary information and know-how now or hereafter owned or used in, or contemplated at any time for use in the business of Grantor relating to production, property, plant and equipment, the operation thereof or the manufacturing processes, and any proprietary technology, process or system which is within the possession of Grantor, including, without limitation, manufacturing processes or methods, all formulae, processes, procedures, compounds, drawings, designs, blue prints, surveys, reports, manuals, and operating standards relating to or used in the operation of Grantor's business, in each case, whether or not reduced to writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to any of the foregoing and (b) the right to sue for past, present and future infringement of any of the foregoing and all Proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages and proceeds of suit.

        "Trade Secret License" shall mean any and all agreements, written or oral, providing for the grant by or to Grantor of any right in or to any Trade Secret relating to production, property, plant and equipment, the operation thereof or the manufacturing processes.

        "Trustee" shall have the meaning ascribed thereto in the preamble.

        "UCC" shall mean the Uniform Commercial Code as in effect from time to time in the State of New York or, when the context implies, the Uniform Commercial Code as in effect from time to time in any other applicable jurisdiction.

        "Work" shall mean any work which is or may be subject to copyright protection pursuant to Title 17 of the U.S. Code.

        1.2    Interpretation.    References to "Articles," "Sections," "Schedules" and "Exhibits" shall be to Articles, Sections, Schedules and Exhibits to this Security Agreement unless otherwise specifically provided herein. References to the words "herein," "hereof," "hereto" and "hereunder" and other words of similar import refer to this Security Agreement as a whole and not to any particular Article,

Section or other subdivision. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. The use herein of the word "include" or "including," when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

ARTICLE II

GRANT OF SECURITY INTERESTS

        2.1    Security Grant.    As security for the prompt and complete payment and performance in full when due (whether at Stated Maturity, upon redemption or required repurchase, by acceleration or otherwise) of all the Obligations, Grantor hereby grants, pledges, assigns and transfers to Trustee, for its individual benefit and the ratable benefit of the Holders, a continuing security interest in and continuing lien on all of the right, title and interest of Grantor in, to and under the following property, in each case, whether now owned or existing or hereafter acquired or arising, and wherever located (all of which being hereinafter collectively called the "Collateral"):

          (a)  all Chattel Paper;

          (b)  the Note Collateral Account and all Trust Moneys, other moneys, securities, certificates, items and other property on deposit therein;

          (c)  all Contracts;

          (d)  all Intellectual Property;

          (e)  all Documents;

          (f)    all Equipment;

          (g)  all Fixtures;

          (h)  all General Intangibles;

          (i)    all Instruments;

          (j)    all Insurance;

          (k)  (i) all other rights to the payment of money, including rents and other sums payable to Grantor under leases, rental agreements and other Chattel Paper and insurance proceeds; (ii) all Collateral Records; (iii) all Collateral Support; (iv) all Supporting Obligations; and (v) all Accessions and additions to, parts and appurtenances of, substitutions for and replacements of any of the foregoing (provided, however, that for the avoidance of doubt, the foregoing clauses (a) through (k) shall not include (A) any property or assets described in (and not excluded from) clauses (i) through (vi) of the definition of "Revolver Collateral" or (B) any Excluded Collateral); and

          (l)    to the extent not otherwise included in the foregoing, all products, offspring, rents, issues, profits, returns, income and Proceeds of and from any and all of the foregoing Collateral (including Proceeds which constitute property of the type described in (and not excluded from) clauses (a) through (k) above and all collateral security and guarantees given by any Person with respect to any of the foregoing, and in any event, including, without limitation, any and all (i) proceeds of any insurance (including, without limitation, all Net Proceeds), indemnity, warranty or guarantee payable to Trustee or to Grantor from time to time with respect to any of the foregoing

  Collateral, (ii) payments (in any form whatsoever and including, without limitation, all Net Awards) made or due and payable to Grantor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the foregoing Collateral by any Governmental Authority (or any Person acting under color of a Governmental Authority), (iii) products of the foregoing Collateral, and (iv) other amounts from time to time paid or payable under or in connection with any of the foregoing Collateral.

ARTICLE III

OBLIGATIONS

        3.1    Obligations.    This Security Agreement secures, and the Collateral is collateral and security for, the payment and performance in full when due (whether at Stated Maturity, upon redemption or required repurchase, by acceleration or otherwise) of the principal of, premium, if any, and interest on, and any and all other amounts which may at any time be or become payable by Grantor under the Guarantees and any and all other obligations and liabilities of Grantor to Trustee, any other trustee under any Mortgage, and the Holders (including, without limitation, any and all amounts which may at any time be or become due and payable and any and all interest and Liquidated Damages, if any, accruing after the maturity of the Securities and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to Grantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and interest, to the extent permitted by law, on the unpaid interest), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Security Agreement, any other Security Document, the Notes, the Indenture, the Registration Rights Agreement, the Intercreditor Agreement or the Guarantees or any other document made, delivered or given in connection with any of the foregoing, in each case whether on account of principal, premium, interest, Liquidated Damages (if any), fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to Trustee or to the Holders that are required to be paid by Grantor, Trustee, the trustee under any Mortgage or by any Secured Party pursuant to the terms of this Security Agreement, any other Security Document, the Notes, the Indenture, the Registration Rights Agreement, the Intercreditor Agreement or the Guarantees or any other document entered into by Grantor in connection with any of the foregoing) (collectively, the "Obligations").

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

        Grantor hereby represents and warrants to Trustee (for the benefit of Trustee and the ratable benefit of the Holders), which representations and warranties shall survive execution and delivery of this Security Agreement, as follows:

        4.1    Validity, Perfection and Priority.

          (a)  The security interests in the Collateral granted to Trustee (for the benefit of Trustee and the ratable benefit of the Holders) hereunder constitute valid and continuing first priority security interests in the Collateral (except with respect to Permitted Liens);

          (b)  The filings, registrations and recordings described on Schedule 4.1 constitute the only filings, registrations and recordings necessary to perfect the security interests granted by Grantor to Trustee pursuant to this Security Agreement in respect of the Collateral (other than any non-U.S. Patents and other than non-U.S. patents with respect to which Grantor has no present or future, direct or indirect obligation to perfect or assist in the perfection of a security interest therein) to the extent such security interests may be perfected by filing, registration or recording. All such filings, registrations and recordings have been accomplished as of the date hereof (other than filings with the United States Patent and Trademark Office and the United States Copyright Office, each of which shall be made as soon as possible after the execution hereof but in any event within thirty (30) days after the date hereof); and

          (c)  Grantor shall not execute or authorize to be filed in any public office any financing statement (or similar statement or instrument of registration under the law of any jurisdiction) relating to the Collateral, except financing statements filed or to be filed (i) under the Indenture or this Security Agreement and (ii) in respect of Permitted Liens.

        4.2    No Liens.

          (a)  Grantor owns and, as to all Collateral whether now existing or hereafter acquired, will continue to own, each item of the Collateral (or in the case of Collateral held by Grantor as lessee under a lease, Grantor has and will have a valid and subsisting leasehold interest in such Collateral) free and clear of any and all Liens, claims or other right, title or interest of all Persons except for Permitted Liens; and

          (b)  No financing statement or other evidence of Lien covering or purporting to cover any of the Collateral is on file in any public office other than (i) financing statements filed in connection with Permitted Liens and (ii) financing statements which have been filed in favor of Trustee pursuant to this Security Agreement.

        4.3    Chief Executive Office.    The chief executive office of Grantor is located as set forth on Schedule 4.3 and Grantor represents and warrants that it (i) has no place of business, (ii) has no offices where Grantor's books of account and records are kept, and (iii) currently uses no business or trade names, except as set forth on Schedule 4.3.

        4.4    Jurisdiction of Organization.    Grantor is a corporation organized under the laws of the State of Delaware. Grantor's organizational identification number is 2299031, and Grantor's legal name is "New CF&I, Inc."

        4.5    [INTENTIONALLY OMITTED].

        4.6    Organization; Qualification.    Grantor (i) is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware, (ii) has the corporate power and corporate authority to own its property and assets and to transact the business in which it is engaged or presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing as a foreign corporation in every jurisdiction in which it owns or leases real property or in which the nature of its business requires it to be so qualified, except where any such failure to so qualify would not have, individually or in the aggregate, a Material Adverse Effect.

        4.7    Corporate Power, Binding Obligation.    Grantor has the corporate power and corporate authority to execute, deliver and carry out the terms and provisions of this Security Agreement including, without limitation, the right to grant a security interest in all the Collateral and has taken all necessary corporate action to authorize the execution, delivery and performance by it of this Security Agreement. Grantor has duly executed and delivered this Security Agreement, and this Security Agreement constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally or by general equitable principles (whether considered in a proceeding in equity or at law).

        4.8    No Violation.    Neither the execution, delivery or performance by Grantor of this Security Agreement nor compliance by it with the terms and provisions hereof (i) will violate in any material respects any applicable provisions of any law, statute, rule, regulation, order, writ, injunction or decree of any court or Governmental Authority applicable to Grantor, (ii) will conflict or be inconsistent with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien or encumbrance (except pursuant to this Security Agreement) upon any of the property or assets of Grantor pursuant to the terms of any indenture, mortgage, deed of trust, agreement or other instrument to which Grantor is a party or by which it or any of its property or assets is bound or to which it may be subject, or (iii) will violate any provision of the certificate of incorporation or by-laws of Grantor.

        4.9    No Litigation.    There are no actions, suits, arbitrations or other proceedings pending or, to the knowledge of Grantor, threatened with respect to this Security Agreement or the transactions contemplated hereby.

        4.10    Prior Name.    Grantor has not conducted business under any other name other than as indicated on Schedule 4.3 during the last five (5) years.

        4.11    Other Security Agreement.    Grantor has not within the last five (5) years become bound (whether as a result of merger or otherwise) as debtor under a security agreement entered into by another Person, which has not heretofore been terminated, other than security agreements to the extent such security agreements create no Liens other than Permitted Liens.

        4.12    No Consents.    Except for the filings, registrations and recordings contemplated in Section 4.1(b) and as may be required, in connection with the disposition of any investment property (as defined in Article 9 of the UCC), by laws generally affecting the offering and sale of securities, no consent of any Person (including, without limitation, any stockholders or creditors of Grantor) and no consent, authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or other Person is required either (a) for the grant by Grantor of a security interest in the Collateral pursuant to this Security Agreement, for the perfection of such security interest or for the authorization, execution, delivery or performance of this Security Agreement by Grantor or (b) except as may be provided in the Intercreditor Agreement and any amendment or supplement thereto, for the exercise by Trustee of the rights and remedies provided for in this Security Agreement (whether specifically granted or created hereunder or created or provided for by applicable law) in respect of the Collateral.

        4.13    Farm Products.    None of the Collateral constitutes or will constitute Farm Products (as defined in Article 9 of the UCC), or is or will be the Proceeds of Farm Products.

        4.14    All Information Accurate.    All information supplied by Grantor with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) including, without limitation, the information set forth in the Schedules hereto, is accurate and complete in all material respects.

        4.15    Representations Regarding Contracts Constituting Collateral.

          (a)  Each Contract constituting Collateral is in full force and effect and constitutes a valid and legally enforceable obligation of Grantor and, to the best of Grantor's knowledge, the other parties thereto, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally or by general equitable principles (whether considered in a proceeding in equity or at law) and except where unenforceability of any such Contract constituting Collateral would not have, individually or in the aggregate, a Material Adverse Effect.

          (b)  Neither Grantor nor, to the best of Grantor's knowledge, any other party to any Contract constituting Collateral is in default in the performance or observance of any of the terms thereof.

          (c)  Grantor has fully performed all of its material obligations under each Contract constituting Collateral.

          (d)  The right, title and interest of Grantor in, to and under each Contract constituting Collateral are not, to the best of Grantor's knowledge, subject to any defense, offset, counterclaim or claim which would materially adversely affect the value of such Contract as Collateral, nor have any of the foregoing been asserted or alleged against Grantor as to any Contract constituting Collateral.

          (e)  No amount payable to Grantor under or in connection with any Contract constituting Collateral is evidenced by any Instrument or Chattel Paper which has not been delivered to Trustee.

        4.16    Copyrights, Patents and Trademarks.

          (a)  Schedule 4.16(a) includes all registrations and pending applications for Copyrights and Copyright Licenses owned by Grantor in its own name on the date hereof;

          (b)  Schedule 4.16(b) includes all issued Patents and pending Patent applications and Patent Licenses owned by Grantor in its own name on the date hereof;

          (c)  Schedule 4.16(c) includes all registrations and pending applications for Trademarks, Trademark Licenses and registered domain names owned by Grantor in its own name on the date hereof;

          (d)  to the best of Grantor's knowledge, each Copyright, Patent and Trademark is on the date hereof valid, subsisting, unexpired, enforceable and has not been abandoned;

          (e)  except as set forth in any of Schedule 4.16(a), Schedule 4.16(b) or Schedule 4.16(c), none of such Copyrights, Patents and Trademarks is on the date hereof the subject of any licensing or franchise agreement;

          (f)    no holding, decision or judgment has been rendered by any Governmental Authority which would limit, cancel or question the validity of any Copyright, Patent or Trademark in any respect that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

          (g)  no action or proceeding is pending or, to Grantor's knowledge, threatened on the date hereof (i) seeking to limit, cancel or question the validity of any Copyright, Patent or Trademark, or (ii) which, if adversely determined, would have, individually or in the aggregate, a Material Adverse Effect or a material adverse effect on the value of any Copyright, Patent or Trademark.

ARTICLE V

COVENANTS

        Grantor covenants and agrees that from and after the date of this Security Agreement until this Security Agreement is terminated:

        5.1    Further Assurances.    Grantor shall from time to time at the expense of Grantor, promptly execute, deliver, file or record all further instruments, endorsements and other documents, and take such further action, as Trustee may deem reasonably desirable in obtaining the full benefits of this Security Agreement and of the rights, remedies and powers herein granted, including, without limitation, the following:

          (a)  The filing of any financing statements, in form acceptable to Trustee under the UCC in effect in any jurisdiction, and the filing of a copy of this Security Agreement or a short-form filing with the United States Patent and Trademark Office and/or the United States Copyright Office, with respect to the Liens and security interests granted hereby, except that Grantor shall not be obligated, now or in the future, to directly or indirectly file or assist in the filing of any filings with respect to security interests in non-U.S. patents; and furnish to Trustee from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as Trustee may request, all in reasonable detail and in form reasonably satisfactory to Trustee. Without limiting the generality of the foregoing, Grantor hereby authorizes the filing of any financing statements or continuation statements, and amendments to financing statements, in any jurisdiction and with any filing offices as Trustee may determine, in its sole discretion, are necessary or advisable to perfect the security interest granted to Trustee in connection herewith. Such financing statements may describe the Collateral in the same manner as described in this Security Agreement or may contain an indication or description of Collateral that describes such property in any other manner as Trustee may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to Trustee in connection herewith, including, without limitation, describing such property as "all assets" or "all personal property," whether now owned or hereafter acquired. A photocopy or other reproduction of this Security Agreement shall be sufficient as a financing statement and may be filed in lieu of the original to the extent permitted by applicable law. Grantor shall pay or reimburse Trustee for all filing fees and related expenses.

          (b)  If Grantor shall obtain any additional Collateral, Grantor shall furnish to Trustee a Security Supplement substantially in the form attached hereto as Exhibit A describing such Collateral.

        5.2    Change of Name, Identity, Corporate Structure or Location.    Grantor shall not change its name, identity, corporate structure or the location of its chief executive office from the addresses set forth on Schedule 4.3, without (i) giving Trustee at least thirty (30) days' prior written notice clearly describing such new name, identity, corporate structure or new location and providing such other information in connection therewith as Trustee may reasonably request, (ii) taking all action satisfactory to Trustee as Trustee may reasonably request to maintain the security interest of Trustee in the Collateral intended to be granted hereby at all times as a fully perfected first priority security interest (subject to Permitted Liens), and (iii) delivering to Trustee an Officers' Certificate as to compliance with this Section 5.2.

        5.3    Change of Jurisdiction of Organization.    Grantor shall not change its jurisdiction of organization until (i) it shall have given to Trustee not less than thirty (30) days' prior written notice of its intention to do so, identifying such new proposed jurisdiction of organization and providing such other information in connection therewith as Trustee may reasonably request, (ii) with respect to such change of jurisdiction of organization, it shall have taken all action as requested by Trustee that Trustee may find necessary or advisable to maintain the continuous validity, perfection and first priority status (subject to Permitted Liens), of the security interest of Trustee in the Collateral intended to be granted and agreed to hereby, and (iii) it shall have delivered to Trustee an Officers' Certificate as to compliance with this Section 5.3.

        5.4    Maintain Records.    Grantor shall keep and maintain at its own cost and expense satisfactory and complete records of the Collateral at the locations for books and records indicated on Schedule 4.3 and shall stamp or otherwise mark such books and records in a manner as may be necessary or as Trustee may reasonably require in order to reflect the security interests granted by this Security Agreement.

        5.5    Payment of Obligations.    Grantor shall pay before delinquency all taxes, assessments and governmental charges or levies imposed upon the Collateral, as well as all claims of any kind (including, without limitation, claims for labor, materials, supplies and services) against or with respect to the Collateral, except that no such tax, assessment, levy, charge or claim need be paid if (i) the validity thereof is being contested in good faith by appropriate proceedings, (ii) such proceedings do not involve, in the sole opinion of Trustee, any material danger for the sale, forfeiture or loss of any of the Collateral or any interest therein, (iii) such charge is adequately reserved against on Grantor's books in accordance with generally accepted accounting principles, and (iv) the failure to pay any such charge does not result in the imposition of a Lien against the Collateral other than Permitted Liens.

        5.6    Negative Pledge.    Without the consent of Trustee, Grantor (a) shall not create, incur or permit to exist, (b) shall defend the Collateral against, and (c) shall take such other action as is necessary to remove, in each case, any Lien or claim on or to the Collateral, other than the Permitted Liens.

        5.7    Compliance with Laws.    Grantor shall comply in all material respects with all requirements of law applicable to the Collateral or any part thereof or to the operation of Grantor's business.

        5.8    No Impairment; Defense of Collateral.    Grantor (a) shall not take or permit to be taken any action which could reasonably be expected to impair Trustee's rights hereunder or in the Collateral, including the creation or existence of any Lien upon or with respect to any of the Collateral, except Permitted Liens and (b) shall defend the Collateral against all Persons at any time claiming any interest therein, except the holders of Permitted Liens with respect to such Permitted Liens.

        5.9    No Transfer of Collateral.    Grantor shall not sell, transfer or assign (by operation of law or otherwise) any Collateral without the consent of the Trustee other than as permitted by the Indenture.

        5.10    Delivery of Instruments and Chattel Paper.    If any amount in excess of $150,000 payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument or Chattel Paper, such Instrument or Chattel Paper shall be promptly delivered to Trustee, duly endorsed in a manner satisfactory to Trustee, to be held as Collateral pursuant to this Security Agreement; provided that if within any twelve month period Grantor shall receive Instruments or Chattel Paper representing amounts payable, in the aggregate, greater than $250,000, under or in connection with any of the Collateral, then all Instruments or Chattel Paper evidencing any amounts payable under or in connection with any of the Collateral in the possession of Grantor shall be promptly delivered to Trustee, duly endorsed in a manner satisfactory to Trustee, to be held as Collateral pursuant to this Security Agreement.

        5.11    Inspections.    Grantor shall permit representatives of Trustee, upon reasonable notice and at any time during normal business hours, to inspect and make abstracts from its books and records pertaining to the Collateral, and shall permit representatives of Trustee to be present at Grantor's place of business to receive copies of all communications and remittances relating to the Collateral, all in such manner as Trustee may reasonably require.

        5.12    Insurance.    Grantor shall maintain at all times and at its sole expense, with financially sound and reputable insurance companies, insurance policies (i) insuring the Equipment against loss by fire, explosion, theft and such other casualties as from time to time would be insured against by a prudent operator of similar property and (ii) insuring Trustee and the Holders against liability for personal injury and property damage relating to such Equipment, such policies to be in such form and amounts and having such coverage as from time to time would be maintained by a prudent operator of similar property. Each policy or certificate with respect to such insurance shall be endorsed for the benefit of Trustee (including, without limitation, by naming Trustee as an additional named insured or loss payee as its interest may appear) and such policy or certificate shall be retained by Grantor and a copy or copies of such policy or certificate shall be delivered to Trustee annually together with the Officers' Certificate required to be delivered to Trustee within 90 days after the end of each fiscal year of Grantor pursuant to Section 4.06(a) of the Indenture. Each such policy or a certificate issued to Trustee in respect thereof shall state that such policy cannot be cancelled without thirty (30) days' prior written notice to Trustee. At least thirty (30) days prior to the expiration of any such policy of insurance, Grantor shall provide documentation to Trustee that Grantor is negotiating an extension or renewal of such policy and shall at least five (5) Business Days prior to expiration of any such policy of insurance obtain an extension or renewal policy and an insurance certificate evidencing such renewal or extension and shall give Trustee written notice thereof. If Grantor shall fail to insure such Collateral in accordance with the provisions hereof or if Grantor shall fail to so endorse or to extend or renew, any such insurance policies or certificates with respect thereto, Trustee shall have the right (but shall be under no obligation), to advance funds to procure, renew or extend such insurance (after providing Grantor with at least five (5) Business Days' notice of its intent to advance such funds) and Grantor agrees to reimburse Trustee for any and all costs and expenses thereof, with interest on all such funds from the date advanced at the rate per annum (the "Default Rate") equal to the rate then payable under the Securities. Within five (5) Business Days after making any such advance, Trustee shall give Grantor written notice of the amount and purpose of such advance; provided, however, that failure to give such notice will not relieve Grantor of its obligations to make such reimbursement to Trustee. Unless an Event of Default under the Indenture shall have occurred and shall be continuing, Grantor may determine whether to file a claim for repair or replacement costs or a claim for actual cash value under the relevant insurance policy. Any proceeds of insurance in respect of the Collateral are hereby assigned to Trustee. In case of any loss or damage to any of the Collateral, all proceeds of insurance maintained by Grantor in respect of the Collateral shall be paid to Trustee as Trust Moneys pursuant to the Indenture and shall be subject to retention and disbursement by Trustee in accordance with the terms of the Indenture. The provisions of this Section 5.12 shall not be deemed to limit Grantor's obligations to maintain insurance (or any related obligations) pursuant to any Mortgage or other Security Document.

        5.13    Notices.    Grantor shall advise Trustee promptly, in reasonable detail, of:

          (a)  any Lien (other than security interests created hereby or Permitted Liens) on any of the Collateral; and

          (b)  the occurrence of any other event which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

        5.14    Fair Labor Standards Act.    Any goods now or hereafter produced by Grantor or any of its subsidiaries included in the Collateral have been and will be produced in compliance with the requirements of the Fair Labor Standards Act, as amended.

        5.15    Covenants Regarding Contracts Constituting Collateral.

          (a)  So long as it is commercially reasonable to do so, Grantor shall perform and comply in all material respects with all of its obligations under the Contracts constituting Collateral, provided, however, that any such non-performance or non-compliance shall not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          (b)  Grantor shall not amend, modify, terminate or waive any provision of any Contract in any manner which could reasonably be expected to materially adversely affect the value of the Collateral taken as a whole; provided that the Company may replace a Contract (the "Initial Contract") so long as (i) the contract entered into to replace the Initial Contract (the "Replacement Contract") is subject to the security interest created by this Security Agreement and (ii) the Replacement Contract is on no materially less favorable terms to the Company than the Initial Contract.

          (c)  Grantor shall, in its prudent business judgment, exercise promptly and diligently each and every material right which it may have under each Contract; provided Grantor may amend, modify, terminate or waive rights subject to Section 5.15(b) above.

          (d)  Grantor shall deliver to Trustee a copy of each material demand, notice or document received by it relating in any way to any Contract.

          (e)  In any suit, proceeding or action brought by Trustee or any Holder under any Contract, Grantor shall save, indemnify and keep Trustee and such Holder harmless from and against any and all expenses, losses, claims, liabilities and damages, as incurred, suffered by reason of any defense, setoff, counterclaim, recoupment or reduction or liability whatsoever of the obligor thereunder, arising out of a breach by Grantor of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such obligor or its successors from Grantor.

ARTICLE VI

OBLIGATIONS OF GRANTOR RELATING TO INTELLECTUAL PROPERTY

        6.1    Intellectual Property.

          (a)  If Grantor, either by itself or through any agent, employee, licensee or designee shall file any applications or registrations with respect to any Intellectual Property with the United States Patent and Trademark Office and/or the United States Copyright Office, or any similar office or agency in any other country or any political subdivision thereof, Grantor shall notify Trustee thereof within thirty (30) days of filing such application or registration. Grantor shall execute and deliver to Trustee any document required or reasonably requested by Trustee to acknowledge, confirm, register, record, or perfect Trustee's security interest in any part of the Intellectual Property, whether now owned or hereafter acquired, and Grantor shall deliver an Officers' Certificate as to compliance with this Section 6.1(a); provided that Grantor shall not be obligated to make any present or future, direct or indirect filings of any kind to perfect such security interest in non-U.S. patents.

          (b)  Grantor shall not do any act or omit to do any act whereby any of the Intellectual Property which is material to the business of Grantor may lapse, or become abandoned, dedicated to the public, or unenforceable, or which would adversely affect the validity, grant, or enforceability of the security interest granted herein.

          (c)  With respect to any Trademarks which are material to its business, Grantor (i) shall maintain such Trademarks in full force free from any claim of abandonment or invalidity for non-use, (ii) shall not fail to maintain the level of the quality of products sold and services rendered under any of such Trademarks at a level at least substantially consistent with the quality of such products and services as of the date hereof, (iii) shall not fail to employ each material Trademark with the appropriate notice of registration, or (iv) shall not fail to do any act or knowingly omit to do any act (or permit a licensee or sublicensee to act or knowingly omit to act) whereby such Trademark may become invalidated. Grantor shall take all steps necessary to insure that licensees and sublicenses of such Trademarks use such consistent standards of quality.

          (d)  Grantor shall notify Trustee promptly if it knows (i) that any application or registration relating to any Intellectual Property which is material to the business of Grantor may become abandoned, dedicated or injected into the public domain, (ii) of any materially adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office or any court or tribunal in any country) regarding Grantor's ownership of any Patent or Trademark material to the business of Grantor or its right to register the same or to keep and maintain the same, and (iii) of any action Grantor is taking in respect of such event.

          (e)  Grantor shall take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office, or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the Patents and

  Trademarks material to the business of Grantor, including, without limitation, the filing of applications for renewal, affidavits of use and affidavits of incontestability and, as to Patents, the payment of maintenance fees, except where the failure to take any such action would not have, individually or in the aggregate, a Material Adverse Effect.

          (f)    Grantor (either itself or through licensees) (i) shall employ the appropriate notice of copyright for each published Work subject to copyright protection to the extent necessary to protect the Copyright relating to such Work and (ii) shall not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any material Copyright may become invalidated, except where the failure to take such action would not have, individually or in the aggregate, a Material Adverse Effect.

          (g)  Grantor shall take all reasonable and necessary steps, as it shall deem appropriate under the circumstances, in accordance with its reasonable business judgment, to maintain and pursue each application (and to obtain the relevant registration) and to maintain to the extent permitted by law each registration of each material Copyright owned by Grantor including, without limitation, filing of applications for renewal, where necessary.

          (h)  If Grantor shall obtain any rights to any new invention (whether or not patentable), Trade Secret, Trademark, Trademark License, Copyright, Copyright License, Patent or Patent License, then, to the extent that any item enumerated in this sentence would constitute Collateral, the provisions of this Security Agreement shall automatically apply thereto and any such item shall automatically constitute Collateral and shall be subject to the assignment, Lien and security interest created hereby without further action by any party. Grantor promptly shall (x) give to Trustee written notice of its acquisition of or entitlement to any of the rights set forth in the immediately preceding sentence and (y) confirm the attachment of the Lien and security interest created hereby to any of such rights by execution of an appropriate instrument delivered to Trustee, including an amendment to Schedules 4.16(a), 4.16(b) and/or 4.16(c) to include any such rights, and shall, if applicable, make such filings, registrations and recordings as are necessary or appropriate to perfect such security interests; provided that Grantor shall not be obligated to make any present or future, direct or indirect filings of any kind to perfect such security interests in any non-U.S. Intellectual Property.

          (i)    In the event that any Intellectual Property owned by or exclusively licensed to Grantor is infringed upon, misappropriated, or diluted by a third party, Grantor shall promptly take all actions as Grantor shall reasonably deem appropriate under the circumstances to protect its rights in such Intellectual Property including, but not limited to, the initiation of a suit for injunctive relief and to recover damages. If such Intellectual Property is of material economic value, Grantor shall promptly notify Trustee after it learns thereof and sue for infringement, misappropriation or dilution, seek injunctive relief where appropriate and seek and recover any and all damages for such infringement, misappropriation or dilution.

          (j)    Anything contained herein to the contrary notwithstanding, Trustee shall have the right (but not the obligation) to bring suit or otherwise commence any action or proceeding in the name of Grantor, Trustee or otherwise, in Trustee's reasonable discretion, to enforce any Intellectual Property, in which event Grantor shall, at the request of Trustee, do any and all lawful acts and execute any and all documents required by Trustee in aid of such enforcement and Grantor shall promptly, upon demand, reimburse and indemnify Trustee as provided in Section 9.1 hereof in connection with the exercise of its rights under this Section 6.1, and, to the extent that Trustee shall elect not to bring suit to enforce any Intellectual Property as provided in this Section 6.1, Grantor agrees to use all reasonable measures, whether by action, suit, proceeding or otherwise, to prevent the infringement of any of the Intellectual Property by others and for that purpose agrees to diligently maintain any action, suit or proceeding against any Person so infringing as shall be necessary to prevent such infringement.

          (k)  Grantor hereby grants to Trustee a transferable and sublicensable non-exclusive worldwide license (exercisable without payment of royalty or other compensation by Trustee) to use, operate under, and make, have made, use, import and sell products or services embodying or made in accordance with any Intellectual Property now or hereafter owned, licensed to, or otherwise acquired by Grantor ("Grantor Intellectual Property"), and/or to reproduce, perform, display, distribute, and modify Grantor Intellectual Property effective upon the occurrence of an Event of Default. The foregoing license shall be irrevocable and perpetual. If the Obligations are repaid by Grantor in the ordinary course and in any event prior to a bankruptcy or insolvency proceeding involving Grantor and other than through the exercise by Grantor of any of its rights and remedies hereunder, then such license shall terminate and have no further force and effect.

          (l)    Grantor and Trustee may modify this Security Agreement, without the consent of Holders, by amending Schedules 4.16(a), 4.16(b) and/or 4.16(c) to include any future Intellectual Property of Grantor in accordance with Section 6.1(h) or to reflect any disposition of Intellectual Property made in compliance with the provisions of this Security Agreement and the Indenture.

          (m)  Except in the ordinary course of business consistent with prudent business practice, and as may otherwise be permitted by the Indenture, Grantor shall not, without the prior written consent of Trustee, abandon any registration of any Intellectual Property or any right to file an application with respect to Intellectual Property or any pending application with respect to Intellectual Property.

          (n)  Grantor shall not, without the consent of Trustee, license the Intellectual Property or any portion thereof, or amend or permit the amendment of any of the Licenses, in either case, in a manner that adversely affects the right to receive any material amount of payments thereunder, or, except as otherwise permitted under the Indenture, in any manner materially adverse to the interests of Trustee in the Intellectual Property.

          (o)  Subject to Section 6.1(n) but notwithstanding any other provision herein to the contrary, so long as no Event of Default shall have occurred and be continuing, Grantor shall be permitted to exploit, use, enjoy, protect, license, sublicense, assign, sell, dispose of or take other actions with respect to the Intellectual Property in the ordinary course of the business of Grantor.

ARTICLE VII

POWER OF ATTORNEY

        7.1    Power of Attorney.    Grantor hereby irrevocably constitutes and appoints Trustee and any officer of Trustee, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Grantor and in the name of Grantor or in its own name, from time to time after the occurrence and during the continuation of an Event of Default, for the purpose of carrying out the terms of this Security Agreement, to take any and all appropriate action by any technologically available means, which may include, without limitation, any form of electronic data transmission, and to execute in any appropriate manner, which may include, without limitation, using any symbol that Trustee may adopt to signify Grantor's intent to authenticate, any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Security Agreement. Without limiting the generality of the foregoing, Grantor hereby authorizes Trustee:

          (a)  to file a Record or Records, including, without limitation, financing or continuation statements, and amendments thereto, in all jurisdictions and with all filing offices as Trustee may determine, in its reasonable discretion, are necessary or advisable to perfect the security interest granted to Trustee for its benefit and the ratable benefit of the Holders herein; such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as Trustee may determine, in its reasonable discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to Trustee herein; Grantor shall furnish to Trustee from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as Trustee may reasonably request, all in reasonable detail;

          (b)  in the name of Grantor or its own name, or otherwise, take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Contract or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Trustee for the purpose of collecting any and all such moneys due under any Contract or with respect to any other Collateral whenever payable;

          (c)  in the case of any Copyright, Patent or Trademark, execute and deliver any and all agreements, instruments, documents and papers as Trustee may request to evidence Trustee's and the Holders' security interest in such Copyright, Patent or Trademark and the goodwill and General Intangibles of Grantor relating thereto or represented thereby;

          (d)  execute, in connection with any sale provided for in Article VIII, any other sale of Collateral pursuant to this Security Agreement or any license or sublicense granted pursuant to Article VIII, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

          (e)  (i) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to Trustee or as Trustee shall direct; (ii) ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (iii) sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (iv) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (v) defend any suit, action or proceeding brought against Grantor with respect to any Collateral; (vi) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, to give such discharges or releases as Trustee may deem appropriate; (vii) assign, license or sublicense any Intellectual Property (along with the goodwill of the business to which any such Intellectual Property pertains), throughout the world for such term or terms, on such conditions, and in such manner, as Trustee shall determine; (viii) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Trustee were the absolute owner thereof for all purposes; and (ix) at Trustee's option and Grantor's expense, at any time, or from time to time, do all acts and things which Trustee deems necessary to protect, preserve or realize upon the Collateral and Trustee's and the Holders' security interests therein and to effect the intent of this Security Agreement, all as fully and effectively as Grantor might do; and

          (f)    notwithstanding the foregoing, at any time prior to or after the occurrence of an Event of Default, pay or discharge taxes and Liens (which do not constitute Permitted Liens) levied or placed on or threatened against the Collateral or effect any repairs on the Collateral.

        7.2    Irrevocable Grant.    The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable until this Security Agreement is terminated and the security interests created hereby are released. Grantor hereby ratifies all that such attorneys may lawfully do or cause to be done by virtue and in accordance with the terms hereof.

ARTICLE VIII

REMEDIES; RIGHTS UPON DEFAULT

        8.1    Rights and Remedies Generally.    If an Event of Default shall occur and be continuing, then and in every such case, Trustee shall have all the rights of a secured party under the UCC (including, without limitation, the right to sell all or any portion of the Collateral in one or more parcels at public or private sale, for cash or credit, or for future delivery and upon such terms as Trustee may determine), shall have all rights now or hereafter existing under all other applicable laws, and, subject to any mandatory requirements of applicable law then in effect, shall have all the rights set forth in this Security Agreement.

        8.2    Notice to Obligors and Contract Parties.    Upon the request of Trustee at any time after the occurrence and during the continuance of an Event of Default, Grantor shall notify parties to the Contracts constituting Collateral and Account Debtors in respect of any General Intangibles, Instruments and Chattel Paper constituting Collateral that such Collateral has been assigned to Trustee for the ratable benefit of the Holders and that payments in respect thereof shall be made directly to Trustee.

        8.3    Proceeds to be Turned Over to Trustee.    All proceeds of any Collateral received by Grantor consisting of cash, checks and other near-cash items (collectively, "Cash Proceeds") shall be held by Grantor in trust for Trustee, segregated from other funds of Grantor, and shall, forthwith upon receipt by Grantor be turned over to Trustee in the exact form received by Grantor (duly endorsed by Grantor to Trustee, if required) and held by Trustee in the Note Collateral Account, which shall be maintained under the sole dominion and control of Trustee. Any Cash Proceeds received by Trustee (whether from Grantor or otherwise): (i) if no Event of Default shall have occurred and be continuing, shall be held by Trustee as collateral security for the Obligations (whether matured or unmatured) unless and until delivered to Grantor as provided in the Indenture, and (ii) if an Event of Default shall occur and be continuing, may, in the sole discretion of Trustee, (A) be held by Trustee as collateral security for the Obligations (whether matured or unmatured) and/or (B) then or at any time thereafter may be applied by Trustee, in accordance with the Indenture, for the payment of any expenses incurred by Trustee in enforcing its rights under this Security Agreement. Notwithstanding the foregoing, this Section 8.3 shall not apply to Cash Proceeds received by Grantor in the ordinary course of business prior to the occurrence and continuance of an Event of Default or to proceeds of any Revolver Collateral. All Proceeds while held by Trustee in the Note Collateral Account (or by Grantor in trust for Trustee and the Holders) shall continue to be held as collateral security for the Obligations and shall not constitute payment thereof until applied as provided in Section 8.11.

        8.4    Obtaining Possession of the Collateral.    If an Event of Default shall occur and be continuing, then and in every such case, Trustee may, but shall not be obligated to, in addition to any other action permitted by law (and not limited in any manner to the remedies contained in the Notes and the Indenture) take one or more of the following actions:

            (i)    personally, or by agents or attorneys, immediately take possession of the Collateral or any part thereof, from Grantor or any other Person who then has possession of any part thereof with or without notice of process of law, and for that purpose may enter upon Grantor's premises where any of the Collateral is located and remove such Collateral and, in connection with such removal, use any and all services, supplies, aids and other facilities of Grantor;

            (ii)  sell, assign or otherwise liquidate, or direct Grantor to sell, assign or otherwise liquidate, any or all investments made in whole or in part with the Collateral or any part thereof, and take possession of the proceeds of any such sale, assignment or liquidation; and

            (iii)  take possession of the Collateral or any part thereof, by directing Grantor in writing to deliver the same to Trustee at any commercially reasonable place or places which Trustee shall reasonably select, in which event Grantor shall at its own expense: (A) forthwith cause the same to be moved to the place or places so designated by Trustee and there delivered to Trustee; (B) store and keep any Collateral so delivered to Trustee at such place or places pending further action by Trustee; and (C) while the Collateral shall be so stored and kept, provide such guards and maintenance services as shall be reasonably necessary to protect the same and to preserve and maintain them in good condition.

Grantor's obligation to deliver the Collateral is of the essence in this Security Agreement. Upon application to a court of equity having jurisdiction, Trustee shall, to the extent permitted by law, be entitled to a decree requiring specific performance by Grantor of such obligation.

        8.5    Disposition of Collateral.    Trustee will give Grantor reasonable notice of the time and place of any public sale of the Collateral or any part thereof or of the time after which any private sale or any other intended disposition thereof is to be made. Grantor agrees that the requirements of reasonable notice to it shall be met if such notice is delivered (personally, by facsimile transmission or by overnight delivery service) to its address specified in Section 9.4 (or such other address that Grantor may provide to Trustee in writing) at least ten (10) Business Days before the time of any public sale or after which any private sale may be made.

        8.6    Additional Non-UCC Remedies.    Upon the occurrence and during the continuance of an Event of Default, Trustee, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except as provided in Section 9.5 and except for any notice required by law referred to below) to or upon Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are, to the extent permitted by law, hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker's board or office of Trustee or elsewhere upon such terms and conditions as Trustee may deem advisable and at such prices as Trustee may elect, for cash or on credit or for future delivery without assumption of any credit risk. Trustee or any Holder shall have the right, to the extent permitted by law, upon any such public sale or sales or upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in Grantor (including any rights of stay and/or appraisal), which right or equity is, to the extent permitted by law, hereby waived or released. Grantor hereby waives any claims against Trustee arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if Trustee accepts the first offer received and does not offer such Collateral to more than one offeree. Grantor further agrees, at Trustee's request, to assemble the Collateral and make it available to Trustee at places which Trustee shall reasonably select, whether at Grantor's premises or elsewhere. Trustee shall apply the net proceeds of any action taken by it pursuant to this Section 8.6, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of Trustee and the Holders hereunder, including, without limitation, reasonable attorneys' fees and disbursements, as provided in Section 8.11, and only after such application and after the payment by Trustee of any other amount required by any provision of law, need Trustee account for the surplus, if any, to Grantor. Grantor further agrees that a breach of any of the covenants contained in this Article VIII will cause irreparable injury to Trustee, that Trustee has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Article VIII shall be specifically enforceable against Grantor, and Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no default has occurred giving rise to the Obligations becoming due and payable prior to their stated maturities. Nothing in this Article VIII shall in any way alter the rights of Trustee under this Security Agreement.

        8.7    Certain Sales of Collateral.    Grantor recognizes that, by reason of certain prohibitions contained in law, rules, regulations or orders of any Governmental Authority, Trustee may be compelled, with respect to any sale of all or any part of the Collateral, to limit purchasers to those who meet the requirements of such Governmental Authority. Grantor acknowledges that any such sales may be at prices and on terms less favorable than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such restricted sale shall not be deemed, solely by virtue thereof, not to have been made in a commercially reasonable manner.

        8.8    Certain Remedies in Respect of Intellectual Property.    If an Event of Default shall occur and shall be continuing, in addition to the other rights and remedies provided for herein or otherwise available to it, Trustee may license or sublicense (whether general, special or otherwise, and whether on an exclusive or non-exclusive basis) all or any portions of the Intellectual Property throughout the world for such term or terms, on such conditions and in such manner as Trustee shall determine. Upon request by Trustee, Grantor shall execute and deliver to Trustee any powers of attorney, in form and substance satisfactory to Trustee, for the implementation of any assignment, license, sublicense, grant of option, sale or other disposition of any Intellectual Property. In the event of any sale, assignment, or other disposition of any of the Intellectual Property, the goodwill connected with and symbolized by the Intellectual Property subject to such disposition shall be included in such sale, assignment or other disposition.

        8.9    Specific Performance.    In addition to any of the other rights and remedies hereunder, Trustee shall have the right to institute a proceeding seeking specific performance in connection with any of the agreements or obligations hereunder.

        8.10    Recourse.    Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to satisfy the Obligations. Grantor shall also be liable for all expenses of Trustee or any Holder incurred in connection with collecting such deficiency, including, without limitation, the fees and disbursements of any attorneys employed by Trustee to collect such deficiency.

        8.11    Application of Proceeds.    The net proceeds received by Trustee in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by Trustee of its remedies provided in this Article VIII shall be applied (after deduction of amounts permitted or required pursuant to this Article VIII), together with any other sums then held by Trustee pursuant to this Security Agreement, promptly by Trustee in the manner set forth in the Indenture.

        8.12    Expenses; Attorneys Fees.    Grantor shall upon demand pay to Trustee the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and the reasonable fees and expenses of any experts and agents which Trustee may incur in connection with (i) the collection of the Obligations, (ii) the enforcement and administration of this Security Agreement and any consent, amendment, waiver or other modification to this Security Agreement, (iii) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Collateral, (iv) the exercise, protection or enforcement of any of the rights of Trustee or any other secured party hereunder, (v) the failure by Grantor to perform or observe any of the provisions hereof, (vi) the creation and perfection of Liens in favor of the Trustee for the benefit of the Holders, including, without limitation, the filing or recording of financing statements and other documents (including all taxes in connection therewith) in public offices, search fees and the reasonable fees, expenses and disbursements of any counsel providing any opinions in respect of the Collateral or the Liens created pursuant to the Security Documents, (vii) the payment or discharge of any taxes, insurance premiums or encumbrances, (viii) defending or prosecuting any actions or proceedings arising out of or related to the transactions to which this Security Agreement relates, (ix) otherwise protecting, maintaining or preserving the Collateral, or the enforcing, foreclosing, retaking, holding, storing, processing, selling or otherwise realizing upon the Collateral and Trustee's security interest therein, whether through judicial proceedings or otherwise, (x) any refinancing or restructuring of the credit arrangements pursuant to the Indenture, including a "work-out," or pursuant to any insolvency or bankruptcy cases or proceedings, and (xi) the failure by Grantor to perform or observe any of the provisions of this Security Agreement. All amounts payable by Grantor under this Section 8.12 shall be due upon demand and shall be part of the Obligations. Grantor's obligations under this Section 8.12 shall survive the termination of this Security Agreement and the discharge of Grantor's other obligations hereunder.

        8.13    Limitation on Duties Regarding Preservation of Collateral.    Trustee's sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as Trustee (in its commercial and not in its trust capacity) deals with similar property for its own account.

          (a)  Trustee shall have no obligation to take any steps to preserve rights against prior parties to any Collateral.

          (b)  Neither Trustee nor any Holder, nor any of their respective directors, officers or employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of Grantor or otherwise.

          (c)  Trustee shall have no obligation to marshal any of the Collateral.

          (d)  The powers conferred on Trustee and the Holders hereunder are solely to protect Trustee's and the Holders' interests in the Collateral and shall not impose any duty upon Trustee or any Holder to exercise any such powers.

          (e)  Trustee and the Holders shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their offices, directors, employees or agents shall be responsible to Grantor for any act or failure to act hereunder, except for their own negligence or willful misconduct.

          (f)    Beyond the duties set forth in this Section 8.13 and the exercise of reasonable care in custody thereof, Trustee shall have no duty as to the collection of any Collateral in its possession or control or in the possession or control of any agent or nominee of Trustee, or any income thereon.

          (g)  Trustee shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if such Collateral is accorded treatment substantially equivalent to that which Trustee, in its individual capacity, accords its own property, it being understood that Trustee shall not have responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Collateral, whether or not Trustee or any other Secured Party has or is deemed to have knowledge of such matters, or (ii) taking any necessary steps to preserve rights against any Person with respect to any Collateral.

ARTICLE IX

MISCELLANEOUS

        9.1    Indemnity.    Grantor agrees to indemnify, reimburse and hold Trustee, the Holders and their respective officers, directors, partners, members, employees and representatives ("Indemnitees") harmless from any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs or expenses or disbursements (including attorneys' fees and expenses) for whatsoever kind or nature which may be imposed on, asserted against or incurred by any of the Indemnitees in any way relating to or arising out of this Security Agreement, any other Security Agreement, the Indenture, the Notes, the Guarantees, the Intercreditor Agreement, the Registration Rights Agreement or any of the transactions contemplated hereby or thereby. The obligations of Grantor under this Section 9.1 shall be secured hereby and shall survive payment and performance or discharge of the Obligations and the termination of this Security Agreement for the two years following such payment and performance or discharge; provided that, if during such two year period any Indemnitee gives notice to Grantor of any potential claim under this Section 9.1, then this Section 9.1 shall survive indefinitely until any such potential claim is resolved in a manner satisfactory to Trustee.

        9.2    Governing Law.    THIS SECURITY AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR PROPERTY ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

        9.3    Consent to Jurisdiction and Service Process.    ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST GRANTOR WITH RESPECT TO THIS SECURITY AGREEMENT MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK AND BY EXECUTION AND DELIVERY OF THIS SECURITY AGREEMENT GRANTOR, TO THE EXTENT PERMITTED BY LAW, ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS SECURITY AGREEMENT. GRANTOR DESIGNATES AND APPOINTS CT CORPORATION SYSTEM, WITH AN ADDRESS AT 1633 BROADWAY, NEW YORK, NEW YORK 10019 AND SUCH OTHER PERSONS AS MAY HEREAFTER BE SELECTED BY GRANTOR IRREVOCABLY AGREEING IN WRITING TO SO SERVE, AS ITS AGENT TO RECEIVE ON ITS BEHALF IN NEW YORK, NEW YORK, SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDINGS IN ANY SUCH COURT, SUCH SERVICE BEING HEREBY ACKNOWLEDGED BY GRANTOR TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. A COPY OF SUCH PROCESS SO SERVED SHALL BE MAILED BY REGISTERED OR CERTIFIED MAIL TO GRANTOR AT ITS ADDRESS PROVIDED FOR IN SECTION 9.4 EXCEPT THAT UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS. IF ANY AGENT APPOINTED BY GRANTOR REFUSES TO RECEIVE AND FORWARD SUCH SERVICE, GRANTOR HEREBY AGREES THAT SERVICE UPON IT BY DELIVERY SHALL CONSTITUTE SUFFICIENT NOTICE. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF TRUSTEE OR ANY HOLDER TO BRING PROCEEDINGS AGAINST GRANTOR IN THE COURTS OF ANY OTHER JURISDICTION.

        9.4    Notices.    Except as otherwise expressly provided herein, all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and shall be deemed to have been duly given or made when delivered by hand, or in the case of telecopy notice, when sent by transmittal on a Business Day, or in the case of a nationally recognized overnight courier service, one business day after delivery to such courier service, addressed, in the case of each party hereto, at its address specified below, or to such other address as may be designated by any party in a written notice to the other party hereto.

        If to Grantor:

    New CF&I, Inc.
    1000 S.W. Broadway, Suite 2200
    Portland, Oregon 97205
    Attention: Chief Financial Officer
    Telecopy: (503) 240-5800

        If to the Secured Party:

    U.S. Bank National Association
    180 East Fifth Street
    St. Paul, Minnesota 55101
    Attention: Corporate Trust Department
    Telecopy: (651) 244-0711

        9.5    Grantor Remains Liable.    Anything herein to the contrary notwithstanding, (i) Grantor shall remain liable under the Contracts and agreements included in the Collateral to the extent set forth therein to perform all of the duties and obligations thereunder to the same extent as if this Security Agreement had not been executed, (ii) the exercise by Trustee or any holder of any of the rights hereunder shall not release Grantor from any of its duties or obligations under the Contracts and agreements included in the Collateral, and (iii) Trustee shall not have any obligation or liability under the Contracts and agreements included in the Collateral by reason of this Security Agreement, nor shall Trustee be obligated to perform any of the obligations or duties of Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

        9.6    Appointment as Trustee.    The actions of Trustee hereunder are subject to the provisions of the Indenture. Trustee shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action (including, without limitation, the release or substitution of Collateral), in accordance with this Security Agreement and the Indenture. Trustee may resign and a successor Trustee may be appointed in the manner provided in the Indenture. Upon the acceptance of any appointment as Trustee by a successor Trustee, that successor Trustee shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Trustee under this Security Agreement, and the retiring Trustee shall thereupon be discharged from its duties and obligations under this Security Agreement. After any retiring Trustee's resignation, the provisions of this Security Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Security Agreement while it was Trustee.

        9.7    Trustee May Perform.    If Grantor shall fail to do any act or thing that it has covenanted to do hereunder or if any warranty on the part of Grantor contained herein shall be breached, Trustee or any Holder may (but shall not be obligated to), after providing Grantor with at least five (5) Business Days' notice, do the same or cause it to be done or remedy any such breach, and may expend funds for such purpose. Any and all amounts so expended by Trustee or such Holder shall be paid by Grantor promptly upon demand therefor, with interest at the Default Rate during the period from and including the date on which such funds were so expended to the date of repayment. Grantor's obligations under this Section 9.7 shall survive the termination of this Security Agreement and the discharge of Grantor's other obligations under this Security Agreement.

        9.8    Authority of Trustee.    Grantor acknowledges that the rights and responsibilities of Grantor under this Security Agreement with respect to any action taken by Trustee or the exercise or non-exercise by Trustee of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Security Agreement shall, as between Trustee and the Holders, be governed by the Indenture and by such other agreements with respect thereto as may exist from time to time among them, but, as between Trustee and Grantor, Trustee shall be conclusively presumed to be acting as agent for the Holders with full and valid authority so to act or refrain from acting, and Grantor shall be under no obligation, or entitlement, to make any inquiry respecting such authority.

        9.9    Successors and Assigns.    This Security Agreement shall create a continuing security interest in the Collateral and shall be binding upon and inure to the benefit of Grantor, Trustee, the Holders, all future holders of the Obligations and their respective successors and permitted assigns, except that Grantor may not assign or transfer any of its rights or obligations under this Security Agreement without the prior written consent of Trustee. Trustee may assign its rights under this Security Agreement to one or more permitted assignees. Upon any such assignment, the assignee shall succeed to all of Trustee's rights and powers hereunder. No other persons (including, without limitation, any other creditors of Grantor) other than a permitted assignee of Trustee shall have any interest herein or any right or benefit with respect hereto.

        9.10    Amendments in Writing: No Waiver; Cumulative Remedies.

          (a)  Subject to the provisions of Article Nine of the Indenture, none of the terms or provisions of this Security Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by Grantor and Trustee, provided that any provision of this Security Agreement imposing obligations on Grantor may be waived by Trustee in a written instrument executed solely by Trustee.

          (b)  In the event Trustee shall have instituted any proceeding to enforce any right, power or remedy under this Security Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to Trustee, then and in every such case, Grantor, Trustee and each Holder, except as may be otherwise determined in such proceeding, shall be restored to their respective former positions and rights hereunder with respect to the Collateral, and all rights, remedies and powers of Trustee and the Holders, except as may be otherwise determined in such proceeding, shall continue as if no such proceeding had been instituted.

          (c)  No failure or delay on the part of Trustee in exercising any right, power or privilege hereunder and no course of dealing between Grantor and Trustee shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by Trustee of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which Trustee would otherwise have on any future occasion. The rights and remedies herein expressly provided are cumulative and may be exercised singly or concurrently and as often and in such order as Trustee deems expedient and are not exclusive of any rights or remedies which Trustee would otherwise have whether by agreement or now or hereafter existing under applicable law. No notice to or demand on Grantor in any case shall entitle Grantor to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Trustee to any other or future action in any circumstances without notice or demand.

        9.11    Termination.    When the Obligations (other than any obligations arising under the proviso to Section 9.1) have been indefeasibly paid and performed in full, this Security Agreement shall terminate, and Trustee, at the request and sole expense of Grantor, shall execute and deliver to Grantor the proper instruments (including UCC termination statements) acknowledging the termination of this Security Agreement, and shall duly assign, transfer and deliver to Grantor, without recourse, representation or warranty of any kind whatsoever, such of the Collateral as may be in possession of Trustee and has not theretofore been disposed of, applied or released, including the release and cancellation of all licenses and rights referred to in Section 6.1(l); provided, however, that any licenses of sublicenses granted by Trustee pursuant to Section 8.8 shall continue to be in full force and effect in accordance with their terms.

        9.12    Release of Collateral.    Reference is hereby made to Article Eleven of the Indenture for provisions which discuss the release of the Collateral from the Liens created by this Security Agreement.

        9.13    Headings Descriptive.    The headings of the several Articles, Sections and subsections of this Security Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Security Agreement.

        9.14    Severability.    In case any provision in or obligation under this Security Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions hereof, or of such provision in any other jurisdiction, shall not in any way be affected or impaired thereby.

        9.15    Other Security.    To the extent that the Obligations are now or hereafter secured by property other than the Collateral or are now or hereafter secured by the guarantee, endorsement or property of any other Person, then Trustee shall have the right in its sole discretion to pursue, relinquish, subordinate, modify or take any other action with respect thereto, without in any way modifying or affecting any of Trustee's or any Holder's rights and remedies hereunder.

        9.16    Execution in Counterparts.    This Security Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement.

        9.17    Obligations Absolute.    All obligations of Grantor hereunder shall be absolute and unconditional irrespective of:

          (a)  any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of Grantor;

          (b)  any lack of validity or enforceability of this Security Agreement, any other Security Document, the Notes, the Indenture, the Registration Rights Agreement, the Intercreditor Agreement or the Guarantees or any other agreement or instrument relating to any of the foregoing;

          (c)  any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from this Security Agreement, any other Security Document, the Notes, the Indenture, the Registration Rights Agreement, the Intercreditor Agreement or the Guarantees or any other agreement or instrument relating to any of the foregoing (except to the extent specified in such change, amendment or waiver);

          (d)  any exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;

          (e)  any exercise or non-exercise, or any waiver of, any right, remedy, power or privilege under or in respect of this Security Agreement, any other Security Document, the Notes, the Indenture, the Registration Rights Agreement, the Intercreditor Agreement or the Guarantees or any other agreement or instrument relating to any of the foregoing, except as specifically set forth in a waiver granted pursuant to the provisions of the Indenture; or

          (f)    any other circumstances which might otherwise constitute a defense available to, or a discharge of, a guarantor or a surety other than irrevocable payment in full of the Obligations.

        9.18    Limitation on Interest Payable.    It is the intention of the parties to conform strictly to the usury laws, whether state or federal, that are applicable to the transaction of which this Security Agreement is a part. All agreements between Grantor and Trustee, whether now existing or hereafter arising and whether oral or written, are hereby expressly limited so that in no contingency or event whatsoever shall the amount paid or agreed to be paid by Grantor for the use, forbearance or detention of the money to be loaned or advanced under this Security Agreement, any other Security Document, the Notes, the Indenture, the Registration Rights Agreement, the Intercreditor Agreement or the Guarantees or any other agreement or instrument relating to any of the foregoing, or for the payment or performance of any covenant or obligation contained herein or therein, exceed the maximum amount permissible under applicable federal or state usury laws. If under any circumstances whatsoever fulfillment of any such provision, at the time performance of such provision shall be due, shall involve exceeding the limit of validity prescribed by law, then the obligation to be fulfilled shall be reduced to the limit of such validity. If under any circumstances Grantor shall have paid an amount deemed interest by applicable law, which would exceed the highest lawful rate, such amount that would be excessive interest under applicable usury laws shall be applied to the reduction of the principal amount owing in respect of the Obligations and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal and any other amounts due hereunder, the excess shall be refunded to Grantor. All sums paid or agreed to be paid for the use, forbearance or detention of the principal under any extension of credit or advancement of funds by Trustee or any Holder, shall, to the extent permitted by applicable law, and to the extent necessary to preclude exceeding the limit of validity prescribed by law, be amortized, prorated, allocated and spread from the date of this Security Agreement until payment in full of the Obligations so that the actual rate of interest on account of such principal amounts is uniform throughout the term hereof.

        9.19    Indenture Controls.    All terms, covenants, conditions, provisions and requirements of the Indenture are incorporated by reference in this Security Agreement. In the event of any conflict or inconsistency between the provisions of this Security Agreement and those of the Indenture, including any conflicts or inconsistencies in any definitions herein or therein, except to the extent that new definitions are set forth herein for such terms, the provisions or definitions of the Indenture shall govern.

        9.20    Trust Indenture Act Controls.    If any provision of this Security Agreement limits, qualifies or conflicts with the duties imposed by the TIA, the duties imposed by the TIA shall control.

        9.21    Notice under ORS 746.201.    In compliance with ORS 746.201, this Security Agreement contains the following warning, which Grantor acknowledges:

WARNING

UNLESS YOU (NEW CF&I, INC.) PROVIDE US (BENEFICIARY) WITH EVIDENCE OF THE INSURANCE COVERAGE AS REQUIRED BY OUR CONTRACT OR LOAN AGREEMENT, WE MAY PURCHASE INSURANCE AT YOUR EXPENSE TO PROTECT OUR INTEREST. THIS INSURANCE MAY, BUT NEED NOT, ALSO PROTECT YOUR INTEREST. IF THE COLLATERAL BECOMES DAMAGED, THE COVERAGE WE PURCHASE MAY NOT PAY ANY CLAIM YOU MAKE OR ANY CLAIM MADE AGAINST YOU. YOU MAY LATER CANCEL

THIS COVERAGE BY PROVIDING EVIDENCE THAT YOU HAVE OBTAINED PROPERTY COVERAGE ELSEWHERE.

YOU ARE RESPONSIBLE FOR THE COST OF ANY INSURANCE PURCHASED BY US. THE COST OF THIS INSURANCE MAY BE ADDED TO YOUR CONTRACT OR LOAN BALANCE. IF THE COST IS ADDED TO YOUR CONTRACT OR LOAN BALANCE, THE INTEREST RATE ON THE UNDERLYING CONTRACT OR LOAN WILL APPLY TO THIS ADDED AMOUNT. THE EFFECTIVE DATE OF COVERAGE MAY BE THE DATE YOUR PRIOR COVERAGE LAPSED OR THE DATE YOU FAILED TO PROVIDE PROOF OF COVERAGE.

THE COVERAGE WE PROVIDE MAY BE CONSIDERABLY MORE EXPENSIVE THAN INSURANCE YOU CAN OBTAIN ON YOUR OWN AND MAY NOT SATISFY ANY NEED FOR PROPERTY DAMAGE COVERAGE OR ANY MANDATORY LIABILITY INSURANCE REQUIREMENTS IMPOSED BY APPLICABLE LAW.

        9.22    Intercreditor Agreement.    The rights and obligations of the parties hereto are subject to the Intercreditor Agreement.

[signature page follows]

        IN WITNESS WHEREOF, Grantor and Trustee have caused this Security Agreement to be duly executed and delivered as of the date first above written.

NEW CF&I, INC. As Grantor
By:
Name: Title:
U.S. BANK NATIONAL ASSOCIATION As Trustee
By:
Name: Title:

SCHEDULE 2.1(f)

EXCLUDED EQUIPMENT

Passenger trucks
Cars
Sport utility vehicles
Forklifts
Pickup trucks
Dump trucks
Railroad trackmobile
Mobile grader
Front end loaders
Semi trucks
Maintenance trucks
Manlifts
Field tractors
Trailers for semi trucks
Electric 300 hp railroad switch engine
Scrap gondola railcars
Backhoes
Gradalls
Crawler cranes
Bobcat loaders
Pipe handlers
New coil rod loaders
Pettibone carry-lifts
Pettibone loader carriages
Forklift trucks
Coil handlers
Cranes
Loaders
Scrap loaders
Crawler loaders
Power sweepers
Mobile floor sweepers
Crane mobile trucks
Lowboy trailers
Truck mounted cranes
Fuel trucks
Portable air compressors
Bucket trucks
Flatbed trucks
Fire trucks
Floor machine tennant industrial
Lugger trucks
Water trucks
Rear dump trucks
Rock trucks
Hydraulic platform transporters
Straddle carriers
Graders
Draglines
Tractors
All terrain vehicles

Vans
Van ambulance

SCHEDULE 4.1

NECESSARY FILINGS

        1.    UCC Financing Statement listing New CF&I, Inc. as debtor and U.S. Bank National Association, as Trustee as secured party to be filed with the Delaware Secretary of State.

SCHEDULE 4.3

CHIEF EXECUTIVE OFFICE, LOCATIONS OF BOOKS AND RECORDS AND TRADE NAMES

1.	Chief Executive Office
1000 S.W. Broadway, Suite 2200 Portland, Oregon 97205
2.	Other Places Of Business And Locations Where Books Of Accounts And Records Are Kept
1612 E. Abriendo Pueblo, CO 81004
3.	Trade Names
None.

SCHEDULE 4.16(a)

COPYRIGHTS AND COPYRIGHT LICENSES

None.

SCHEDULE 4.16(b)

PATENTS AND PATENT LICENSES

None.

SCHEDULE 4.16(c)

TRADEMARKS AND TRADEMARK LICENSES

None.

EXHIBIT A

FORM OF SECURITY SUPPLEMENT

        This SECURITY SUPPLEMENT, dated [            ] , is delivered pursuant to the Security Agreement, dated as of July [            ], 2002 (as the same may be from time to time amended, restated, supplemented or otherwise modified, the "Security Agreement"), among New CF&I, Inc., as Grantor, and U.S. Bank National Association, as Trustee. Capitalized terms used herein not otherwise defined herein shall have the meanings ascribed thereto in the Security Agreement.

        Grantor hereby confirms the grant to Trustee set forth in the Security Agreement of, and does hereby grant to Trustee, a security interest in all of Grantor's right, title and interest in and to all Collateral to secure the Obligations, in each case whether now or hereafter existing or in which Grantor now has or hereafter acquires an interest and wherever the same may be located. Grantor represents and warrants that the attached Supplements to Schedules accurately and completely set forth all additional information required pursuant to the Security Agreement and hereby agrees that such Supplements to Schedules shall constitute part of the Schedules to the Security Agreement.

        IN WITNESS WHEREOF, Grantor has caused this Security Supplement to be duly executed and delivered by its duly authorized officer as of [            ].

NEW CF&I, INC.
By:

Name:
Title:

[Attach Supplements to Schedules]

QuickLinks

Exhibit 4.5